Exhibit 10.1

TERM LOAN CREDIT AGREEMENT

by and among

HEALTHY CHOICE MARKETS 2, LLC

THE VITAMIN STORE, LLC

and

PROFESSIONAL BANK

Dated December 31, 2018

TERM LOAN CREDIT AGREEMENT

This TERM LOAN CREDIT AGREEMENT is dated December 31, 2018, by and among Healthy Choice Markets 2, LLC, a Florida limited liability company (“HCM2” and a “Borrower”), The Vitamin Store, LLC, a Florida limited liability company (“TVS” and a “Borrower”) and Professional Bank, a Florida banking corporation (the “Bank”).

RECITALS

The Borrowers have requested the Bank to extend credit to the Borrowers.  The Bank is willing to extend credit to the Borrowers, subject to the terms and conditions hereinafter set forth.

Accordingly, the Borrowers and the Bank agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

Section 1.1 Definitions.  As used herein, the following words and terms shall have the following meanings:

“Affiliate” shall mean with respect to any Person, any corporation, partnership, limited liability company, limited liability partnership, joint venture, trust or unincorporated organization which, directly or indirectly, controls or is controlled by or is under common control with such Person.  For the purpose of this definition, “control” of a Person shall mean the power, direct or indirect, to direct or cause the direction of the management or policies of such Person whether through the ownership of voting securities by contract or otherwise; provided that, in any event, any person who owns directly or indirectly twenty (20%) percent or more of the securities having ordinary voting power for the election of directors or other governing body of a corporation or twenty (20%) percent or more of the partnership, membership or other ownership interest of any Person (other than as a limited partner of such other Person) will be deemed to control such corporation or other Person.

“Agreement” shall mean this Term Loan Credit Agreement dated as of December 31, 2018, as the same may be amended, supplemented, modified, or restated from time to time.

“AML Legislation” shall have the meaning provided in Section 9.15.

“Anti-Terrorism Laws” shall mean any laws relating to terrorism or money laundering, including Executive Order No. 13224, the USA Patriot Act, the laws comprising or implementing the Bank Secrecy Act, and the laws administered by the United States Treasury Department’s Office of Foreign Asset Control (as any of the foregoing laws may from time to time be amended, renewed, extended, or replaced).

“Banking Services” means each and any of the following bank services provided to a Borrower by the Bank:  (i) commercial credit, credit cards, purchase or debit cards and (ii) cash management, treasury or related services (including, without limitation, controlled deposit accounts, overnight draft, funds transfer, automated clearinghouse, zero accounts, lockbox, account reconciliation, disbursement, ACH transactions, return items and interstate depository network services).

“Banking Services Obligations” of a Borrower means any and all obligations of the Borrower, whether absolute or contingent and however and whenever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with Banking Services.

“Blocked Person” shall have the meaning provided in Section 4.19(b).

“Business Day” shall mean any day that is not a Saturday, Sunday or legal holiday, on which banks in Miami, Florida are not required or authorized by law or other governmental action to close.

“CADS” shall mean, for the period in question, Borrowers’ Net Income plus depreciation expense plus amortization expense plus Interest Expense plus/minus extraordinary items at the Bank’s absolute and sole discretion, all as determined on a consolidated basis and calculated in accordance with GAAP applied on a consistent basis.

“Capital Lease” shall mean (i) any lease of property, real or personal, if the then present value of the minimum rental commitment thereunder should, in accordance with Generally Accepted Accounting Principles, be capitalized on the balance sheet of the lessee, and (ii) any other such lease the obligations of which are required to be capitalized on the balance sheet of the lessee.

“Change of Control” shall mean any event which results in (i) any Person, or two or more Persons acting in concert, acquiring beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended), directly or indirectly, by contract or otherwise, or entering into a contract or arrangement which upon consummation will result in its or their acquisition of, or control over, securities of a Borrower (or other securities convertible into such securities) representing thirty (30%) percent or more of the combined voting power of all securities of the Borrower entitled to vote in the election of directors or managers, as the case may be; or (ii) a majority of the directors or managers, as the case may be, of a Borrower ceasing for any reason to be the individuals who, on the Closing Date, constituted the directors or managers, as the case may be, of the Borrower.

“Closing Date” shall mean December 31, 2018.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” shall have the meaning specified in Section 4.14.

“Debt Service” shall mean, for the period in question, Borrowers’ scheduled principal and interest payments on all Obligations of the Borrowers, including, but not limited to, the Term Loan, all as determined on a consolidated basis and calculated in accordance with GAAP applied on a consistent basis.

“Debt Service Coverage Ratio” shall mean, for the period in question, Borrowers’ CADS divided by Debt Service, all as determined on a consolidated basis and calculated in accordance with GAAP applied on a consistent basis.

“Default” shall mean any event or condition which upon notice, lapse of time, or both, would constitute an Event of Default.

“Dollar” and the symbol “$” shall mean lawful money of the United States of America.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.  Section references to ERISA are to ERISA, as in effect at the date of this Agreement and any subsequent provisions of ERISA, amendatory thereof, supplemental thereto or substituted therefor.

“ERISA Affiliate” shall mean each person (as defined in Section 3(9) of ERISA) which together with the Borrowers would be deemed to be a member of the same “controlled group” within the meaning of Section 414(b), (c), (m) and (o) of the Code.

“Event of Default” shall mean any Event of Default set forth in Article VIII.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Executive Officer” shall mean Jeffrey Holman, as Chief Executive Officer, John Ollet, as Chief Financial Officer, and Christopher Santi, as President and Chief Operating Officer.

“Executive Order” shall mean the Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

“Governmental Authority” shall mean any nation or government, any state, province, city or municipal entity or other political subdivision thereof, and any governmental, executive, legislative, judicial, administrative or regulatory agency, department, authority, instrumentality, commission, board or similar body, whether federal, state, provincial, territorial, local or foreign which possesses jurisdiction over the Borrower or the operations of the Borrowers.

“Guarantor” or “Guarantors” shall mean, singularly or collectively, as the context may require, each of HCMC and HUW.

“Guaranty” or “Guaranties” shall mean, singularly or collectively, as the context may require, the Guaranty of each Guarantor, executed and delivered to the Bank by each Guarantor, as the same may be amended, supplemented, modified, or restated from time to time.

“Hazardous Materials” includes, without limit, any flammable explosives, radioactive materials, hazardous materials, hazardous wastes, hazardous or toxic substances, or related materials defined in the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (42 U.S.C. Sections 9601, et seq.), the Hazardous Materials Transportation Act, as amended (49) U.S.C. Sections 1801, et seq.), the Resource Conservation and Recovery Act, as amended (42 U.S.C. Sections 9601, et seq.), and in the regulations adopted and publications promulgated pursuant thereto, or any other federal, state or local environmental law, ordinance, rule or regulation.

“HCMC” shall mean Healthier Choices Management Corp., a Delaware corporation.

“HUW” shall mean Healthy U Wholesale, Inc., a Florida corporation.

“Indebtedness”  shall mean, without duplication, as to any Person or Persons (i) indebtedness for borrowed money; (ii) indebtedness for the deferred purchase price of property or services; (iii) indebtedness evidenced by bonds, debentures, the Term Note or other similar instruments; (iv) obligations and liabilities secured by a Lien upon property owned by such Person, whether or not owing by such Person and even though such Person has not assumed or become liable for the payment thereof; (v) obligations and liabilities directly or indirectly guaranteed by such Person; (vi) obligations or liabilities created or arising under any conditional sales contract or other title retention agreement with respect to property used and/or acquired by such Person; (vii) obligations of such Person as lessee under Capital Leases; (viii) net liabilities of such Person under hedging agreements and foreign currency exchange agreements, as calculated on a basis satisfactory to the Bank and in accordance with accepted practice; (ix) all obligations of such Person in respect of bankers’ acceptances; and (x) all obligations, contingent or otherwise of such Person as an account party in respect of letters of credit.

“Interest Expense” shall mean the consolidated interest expense of the subject Person determined in accordance with GAAP applied on a consistent basis.

“Lien” shall mean any lien (statutory or otherwise), security interest, mortgage, deed of trust, pledge, charge, conditional sale, title retention agreement, Capital Lease or other encumbrance or similar right of others, or any agreement to give any of the foregoing.

“Landlord Waivers” means an agreement, in a form approved by the Bank in its reasonably discretion, pursuant to which a mortgagee or lessor of real property on which any Collateral are stored or otherwise located, acknowledges the Liens of Bank, and permits the Bank reasonable access to the applicable real property.

“Loan Documents” shall mean, collectively, this Agreement, the Term Note, the Security Agreements, the Guaranties, the Landlord Waivers, and each other document or agreement executed in connection with the transactions contemplated hereby or thereby.

“Material Adverse Effect” shall mean a material adverse effect on (i) the business, operations, properties, prospects or condition (financial or otherwise) of the Borrowers (other than general market conditions out of Borrowers’ control), or (ii) the ability of the Borrowers to perform any of their material obligations under any Loan Document to which either is a party.

“Material Contract” shall mean, with respect to any Person, each contract, instrument or agreement to which such Person is a party which is not entered into in the ordinary course of such Person’s business and which is material to the business, operations, properties, prospects or condition (financial or otherwise) of such Person.

“Maturity Date” shall mean December 31, 2023.

“Net Income” shall mean, for any period, the net income (or net loss) of the subject Person for such period determined in accordance with GAAP applied on a consistent basis.

“Obligations” shall mean all obligations, liabilities and indebtedness of the Borrowers to the Bank under the Loan Documents, whether now existing or hereafter created, absolute or contingent, direct or indirect, due or not, whether created directly or acquired by assignment or otherwise, including, without limitation, all obligations, liabilities and indebtedness of the Borrowers arising under this Agreement, the Term Note, or any other Loan Document including, without limitation, all obligations, liabilities and indebtedness of the Borrowers with respect to the principal of and interest on the Term Loan, any Banking Services Obligations arising under this Agreement and foreign currency exchange agreements relating to the Indebtedness of the Borrowers arising under this Agreement and all fees, costs, expenses and indemnity obligations of the Borrowers hereunder or under any other Loan Document.

“Operating Account” shall mean HCM2’s bank account #2544383 at the Bank, into which Bank shall credit the proceeds from the Term Loan, and from which Bank may, in its sole discretion, debit payments to the Bank on the Term Loan as permitted under this Agreement and the Loan Documents.

“Payment Office” shall mean the Bank’s office located at 396 Alhambra Circle, Ste. 255, Coral Gables, Florida 33134, or such other office hereinafter designated in writing at least seven (7) days in advance by the Bank as its Payment Office.

“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.

“PHF” shall mean Paradise Health Foods, Inc., a Florida corporation.

“Person” shall mean any natural person, corporation, limited liability company, limited liability partnership, business trust, joint venture, association, company, partnership or Governmental Authority.

“Plan” shall mean any multi-employer or single-employer plan defined in Section 4001 of ERISA, which is maintained, or at any time during the five calendar years preceding the date of this Agreement was maintained for employees of Borrowers or an ERISA Affiliate.

“Prime Rate” shall mean, on any date, the rate equal to the prime rate as then published by The Wall Street Journal, provided, however, the Prime Rate shall not be below Five and 50/100 (5.50%) percent. Each determination by the Bank of the Prime Rate shall be final, binding and conclusive in the absence of manifest error.

“Regulation D” shall mean Regulation D of the Board of Governors of the Federal Reserve System as the same may be amended or supplemented from time to time.

“Reportable Event” shall mean an event described in Section 4043(b) of ERISA with respect to a Plan as to which the 30-day notice requirement has not been waived by the PBGC.

“RLOC Credit Agreement” shall mean that certain RLOC Credit Agreement dated as of April 13, 2018, by and between the Bank and HCMC, as the same may be amended, supplemented, modified, or restated from time to time.

“SEC Reports” shall have the meaning specified in Section 4.10.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Security Agreements” shall mean the Security Agreements executed and delivered to the Bank by Borrowers and HUW, as the same may be amended, supplemented, modified, or restated from time to time.

“Security Documents” shall mean, collectively, the Security Agreements, the Guaranties, the UCC-1 financing statements, the Landlord Waivers, and each other collateral security document delivered to the Bank hereunder.

“Term Loan” shall have the meaning specified in Section 2.1(a).

“Term Note” shall have the meaning specified in Section 2.1(b).

“Unfunded Current Liability” of any Plan shall mean the amount, if any, by which the present value of the accrued benefits under the Plan as of the close of its most recent plan year exceeds the fair market value of the assets allocable thereto, determined in accordance with Section 412 of the Code.

“Uniform Commercial Code” or “UCC” shall mean the Uniform Commercial Code as enacted in the State of Florida.

“USA Patriot Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

Section 1.2 Accounting Terms.  Except as otherwise herein specifically provided, each accounting term used herein shall have the meaning given to it under GAAP. “GAAP” shall mean those generally accepted accounting principles and practices which are recognized as such by the American Institute of Certified Public Accountants acting through the Financial Accounting Standards Board (“FASB”) or through other appropriate boards or committees thereof, except that any accounting principle or practice required, in the good faith opinion of the CPA, to be changed by the FASB (or other appropriate board or committee of the FASB) in order to continue as a generally accepted accounting principle or practice may be so changed. Any dispute or disagreement between the Borrower and the Bank relating to the determination of GAAP shall, in the absence of manifest error, be conclusively resolved for all purposes hereof by a written opinion with respect thereto delivered to the Bank by the CPA.

ARTICLE II

LOAN

Section 2.1 Term Loan.

(a) Subject to the terms and conditions and relying upon the representations and warranties set forth herein, the Bank agrees to make a term loan (the “Term Loan”) to the Borrowers on the Closing Date in the principal amount of One Million Four Hundred Thousand Dollars ($1,400,000). Upon repayment of any principal amount of the Term Loan, the Borrowers may not re-borrow such amount under the Term Loan.

(b) The Term Loan made by the Bank shall be evidenced by the Term Note payable to the Bank in an original principal amount equal to One Million Four Hundred Thousand Dollars ($1,400,000), appropriately completed, duly executed and delivered to the Bank on behalf of the Borrowers, as the same may be amended, supplemented, modified, or restated from time to time (the “Term Note”). The Borrowers shall be liable for all amounts outstanding under the Term Note. Payments of principal and interest with respect to the Term Loan shall be made in accordance with the terms and provisions of the Term Note.

ARTICLE III

INTEREST RATE; FEES AND PAYMENTS; USE OF PROCEEDS

Section 3.1 Term Loan Interest Rates.

(a) Base Interest Rates. The Term Loan shall bear interest on the unpaid principal amount thereof at a floating rate per annum equal to the Prime Rate plus one and one-half (1.50%) percent, which interest rate shall be adjusted each time the Prime Rate changes.

(b) Default Interest Rates. Upon the occurrence and during the continuance of an Event of Default the outstanding principal amount of each Term Loan, shall, at the option of the Bank, bear interest payable on demand, at a rate per annum equal to the applicable rate set forth under Section 3.1(a) for the Term Loan plus twelve (12.00%) percent.

(c) Late Charges. A late charge equal to five (5.00%) percent shall be imposed on each and every payment required hereunder that is not received by Bank within ten (10) days after it is due. The late charge is not a penalty, but liquidated damages to defray administrative and related expenses due to such late payment. The late charge shall be immediately due and payable and shall be paid by the Borrowers to the Bank upon demand. This provision for late charge is not and shall not be deemed a grace period, and Bank has no obligation to accept a late payment, provided, however, that the acceptance of a late payment shall constitute a waiver of any Event of Default otherwise caused by such late payment.

(d) Maximum Allowable Interest Rates. Anything in this Agreement or the Term Note to the contrary notwithstanding, the obligation of the Borrowers to make payments of interest shall be subject to the limitation that payments of interest shall not be required to be paid to the Bank to the extent that the charging or receipt thereof would not be permissible under the law or laws applicable to the Bank limiting the rates of interest that may be charged or collected by the Bank.  In each such event payments of interest required to be paid to the Bank shall be calculated at the highest rate permitted by applicable law until such time as the rates of interest required hereunder may lawfully be charged and collected by the Bank.  If the provisions of this Agreement or the Term Note would at any time otherwise require payment by the Borrowers to the Bank of any amount of interest in excess of the maximum amount then permitted by applicable law, the interest payments to the Bank shall be reduced to the extent necessary so that the Bank shall not receive interest in excess of such maximum amount.

(e) Interest Rate Calculations. Interest shall be calculated on the basis year of 360 days and shall be payable for the actual days elapsed.  Each determination by the Bank of an interest rate or fee hereunder shall, absent manifest error, be conclusive and binding for all purposes.

Section 3.2 Use of Proceeds.  The proceeds of the Term Loan shall be used by the Borrowers for acquisitions and for general working capital requirements in the ordinary course of business.

Section 3.3 Prepayments.

(a) The Borrowers may prepay from time to time any amount then outstanding under the Term Loan, in whole or in part, without penalty, upon irrevocable written notice to the Bank, specifying the date and amount of repayment.  If such notice is given, the Borrowers shall make such repayment and the repayment amount specified in such notice shall be due and payable, on the date specified therein, together with accrued interest to such date on the amount repaid to the Bank.

(b) The Term Loan is subject to semi-annual cashflow recapture, beginning on June 30, 2019, and continuing each December 31st and June 30th thereafter, in the amount of fifty (50%) percent of the amount by which Borrowers’ consolidated CADS for the measurement period exceeds the lowest amount necessary to maintain compliance with the minimum Debt Service Coverage Ratio set forth in Section 7.14.

(c) The Borrowers shall have Forty-Five (45) days from the Closing Date to provide the Bank with fully executed Landlord Waivers, in a form reasonably acceptable to the Bank, with respect to the following properties: Shoppes of Palm Bay, Unit 113, Palm Bay, Florida; 4270 Minton Road, Units 110-112, West Melbourne, FL 32904; and 6300 N. Wickham Road, Suites 132P, S &V, Melbourne, FL 32940. At Closing, the Bank will block Two Hundred Fifty Thousand Dollars ($250,000) of funds in Borrowers’ Operating Account. Should the foregoing Landlord Waivers be delivered to the Bank within said Forty-Five (45) day period, the block will be promptly released. Should the foregoing Landlord Waivers not be delivered to the Bank within said Forty-Five (45) day period, the Bank will apply the Two Hundred Fifty Thousand Dollars ($250,000) of blocked funds as a prepayment of principal on the Term Loan.

(d) Each prepayment of principal of the Term Loan pursuant to this Section 3.3 shall be accompanied by accrued interest on the amount prepaid through the date of prepayment.

Section 3.4 Facility Fees. The Borrowers shall pay the Bank a nonrefundable Term Loan facility fee in the amount of Fourteen Thousand Dollars ($14,000) on or before the Closing Date.

.

Section 3.5 Other Events.

(a) In the event that any introduction of or change in, on or after the date hereof, any applicable law, regulation, treaty, order, directive or in the interpretation or application thereof (including, without limitation, any request, guideline or policy, whether or not having the force of law, of or from any central bank or other Governmental Authority, agency or instrumentality and including, without limitation, Regulation D), by any authority charged with the administration or interpretation thereof shall occur, which:

(i) shall subject the Bank to any tax of any kind whatsoever with respect to this Agreement, the Term Note, the Term Loan, or change the basis of taxation of payments to the Bank of principal, interest, fees or any other amount payable hereunder (other than any tax that is measured with respect to the overall net income of the Bank or lending office of the Bank and that is imposed by the United States of America, or any political subdivision or taxing authority thereof or therein, or by any jurisdiction in which the Bank’s lending office is located, or by any jurisdiction in which the Bank is organized, has its principal office or is managed and controlled); or

(ii) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement (whether or not having the force of law) against assets held by, or deposits or other liabilities in or for the account of, advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of the Bank; or

(iii) shall impose on the Bank any other condition, or change therein directly relating to this Agreement, the Term Note, or the Term Loan; and the result of any of the foregoing is to increase the cost to the Bank of making, renewing or maintaining or participating in advances or extensions of credit hereunder or to reduce any amount receivable hereunder, in each case by an amount which the Bank reasonably deems material, then, in any such case, the Borrowers shall pay the Bank, upon demand, such additional amount or amounts as will reimburse the Bank for such actual increased costs or reduction, upon Bank furnishing sufficient evidence to verify the actual increased costs or reduction.

(b) A certificate of the Bank setting forth the basis and calculation of any such determination, and the amount or amounts payable pursuant to Sections 3.5(a) above, shall be conclusive absent manifest error.  The Borrowers shall pay the Bank the amount shown as due on any such certificate within ten (10) days after receipt thereof.

Section 3.6 Taxes.  Except as required by law, all payments made by the Borrowers under this Agreement shall be made free and clear of, and without reduction for or on account of, any present or future taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding income and franchise taxes imposed on the Bank by (i) the United States of America or any political subdivision or taxing authority thereof or therein, (ii) the jurisdiction under the laws of which the Bank is organized or in which it has its principal office or is managed and controlled or any political subdivision or taxing authority thereof or therein, or (iii) any jurisdiction in which the Bank’s lending office is located or any political subdivision or taxing authority thereof or therein (such non-excluded taxes being called “Taxes”).  If any Taxes are required to be withheld from any amounts payable to the Bank hereunder, or under the Term Note, the amount so payable to the Bank shall be increased to the extent necessary to yield to the Bank (after payment of all Taxes and free and clear of all liability in respect of such Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement and the Term Note.  Whenever any Taxes are payable by the Borrowers, as promptly as possible thereafter, the Borrowers shall send to the Bank a certified copy of an original official receipt showing payment thereof.  If the Borrowers fail to pay Taxes when due to the appropriate taxing authority or fail to remit to the Bank the required receipts or other required documentary evidence, the Borrowers shall indemnify the Bank for any incremental taxes, interest or penalties that may become payable by the Bank as a result of any such failure together with any actual expenses payable by the Bank in connection therewith.

Section 3.7 Payments.  All payments (including prepayments) to be made by the Borrowers on account of principal, interest, fees and reimbursement obligations shall be made without set-off or counterclaim and shall be made to the Bank, at the Payment Office of the Bank in Dollars in immediately available funds not later than 4:00 p.m., Miami, Florida time, on the date on which they are payable.

Section 3.8 Disbursement of Term Loan.  The Bank shall make the Term Loan available to the Borrowers by crediting an amount equal to the original principal amount of the Term Loan to the Operating Account, unless otherwise agreed upon by the parties hereto.

Section 3.9 Manner of Payment.   The Bank may in its sole discretion, but shall not be obligated to, directly charge by auto debit the Operating Account or one or more of a Borrower’s other accounts at the Payment Office or other office of the Bank for all interest and principal payments due in respect of the Term Loan and all fees payable hereunder.  If any payment hereunder becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day, and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

In order to induce the Bank to enter into this Agreement and to make the Term Loan as provided herein, the Borrowers jointly and severally represent and warrant to the Bank as follows:

Section 4.1 Organization, Corporate Powers, etc.   (a) each Borrower is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Florida, (b) each Borrower has the power and authority to own properties and to carry on its business as now being conducted, (c) each Borrower is duly qualified to do business in every jurisdiction wherein the conduct of its business or the ownership of its properties are such as to require such qualification, (d) each Borrower has the power to execute and perform each of the Loan Documents to which it is a party, (e) each Borrower has the power to borrow hereunder and to execute and deliver the Term Note, and (f) each Borrower is in compliance with all applicable federal, state and local laws, rules and regulations except where the failure to be in compliance could not reasonably be expected to have a Material Adverse Effect.

Section 4.2 Authorization of Borrowing, Enforceable Obligations.  The execution, delivery and performance by each Borrower of this Agreement and the other Loan Documents to which each Borrower is a party, and the borrowings by the Borrowers hereunder, (a) have been duly authorized by all requisite limited liability company action, (b) will not violate or require any consent under (i) any provision of law applicable to the Borrowers, any governmental rule or regulation, or the articles of incorporation, bylaws or other organizational documents of the Borrowers, or (ii) any order of any court or other agency of government binding on a Borrower or any indenture, agreement or other instrument to a Borrower is a party, or by which a Borrower or any of its property is bound, and (c) will not be in conflict with, result in a breach of or constitute (with due notice and/or lapse of time) a default under, any such indenture, agreement or other instrument, or result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any of the property or assets of the Borrowers other than as contemplated by this Agreement or the other Loan Documents.  This Agreement and each other Loan Document to which either Borrower is a party constitutes a legal, valid and binding obligation of said Borrower enforceable against said Borrower in accordance with its terms.

Section 4.3 Taxes.  All assessed deficiencies resulting from examinations by any Governmental Authority of the income tax returns of the Borrowers have been discharged or reserved against in accordance with Generally Accepted Accounting Principles, except where the failure to do so would not cause a Material Adverse Effect.  The Borrowers have filed or caused to be filed all federal, state, local and other tax returns which are required to be filed, and have paid or has caused to be paid all taxes as shown on said returns or on any assessment received by them, to the extent that such taxes have become due, except taxes which are being contested in good faith.

Section 4.4 Title to Properties.  Each Borrower has good and valid title to its properties and assets, except for such properties and assets as have been disposed of since the date of such financial statements as no longer used or useful in the conduct of its business or as have been disposed of in the ordinary course of business.

Section 4.5 Litigation.  There are no actions, suits or proceedings (whether or not purportedly on behalf of a Borrower) pending or, to the knowledge of the Borrowers, threatened against or affecting either Borrower at law or in equity or before or by any Governmental Authority, which involve any of the transactions contemplated herein or which, if adversely determined against a Borrower, could reasonably be expected to result in a Material Adverse Effect; and Borrowers are not in default with respect to any judgment, writ, injunction, decree, rule or regulation of any Governmental Authority.

Section 4.6 Agreements.    Neither Borrower is not a party to any agreement or instrument or subject to any charter or other corporate restriction or any judgment, order, writ, injunction, decree or regulation which could reasonably be expected to have a Material Adverse Effect.  Neither Borrower is in default in any manner which could have a Material Adverse Effect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which it is a party.

Section 4.7 Compliance with ERISA.  Each Plan (if any) is in compliance with ERISA; no Plan is insolvent or in reorganization, no Plan has an Unfunded Current Liability, and no Plan has an accumulated or waived funding deficiency or permitted decreases in its funding standard account within the meaning of Section 412 of the Code; neither the Borrower nor any ERISA Affiliate have incurred any material liability to or on account of a Plan pursuant to Section 515, 4062, 4063, 4064, 4201 or 4204 of ERISA or expects to incur any liability under any of the foregoing sections on account of the termination of participation in or contributions to any such Plan, no proceedings have been instituted to terminate any Plan, no condition exists which presents a risk to either Borrower of incurring a liability to or on account of a Plan pursuant to the foregoing provisions of ERISA and the Code; no lien imposed under the Code or ERISA on the assets of either Borrower exists or is likely to arise on account of any Plan; and each Borrower may terminate contributions to any other employee benefit plans maintained by it without incurring any material liability to any person interested therein.

Section 4.8 Federal Reserve Regulations; Use of Proceeds.

(a) Neither Borrower is engaged principally in, as one of its important activities, the business of extending credit for the purpose of purchasing or carrying any “margin stock” (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System of the United States, as amended to the date hereof).  If requested by the Bank, the Borrowers will furnish to the Bank such a statement on Federal Reserve Form U-1.

(b) No part of the proceeds of the Term Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, (i) to purchase or to carry margin stock or to extend credit to others for the purpose of purchasing or carrying margin stock, or to refund indebtedness originally incurred for such purposes, or (ii) for any purpose which violates or is inconsistent with the provisions of the Regulations T, U, or X of the Board of Governors of The Federal Reserve System.

(c) The proceeds of Term Loan shall be used solely for the purposes permitted under Section 3.2.

Section 4.9 Approvals.  No registration with or consent or approval of, or other action by, any Governmental Authority or any other Person is required in connection with the execution, delivery and performance of this Agreement or the other Loan Documents by the Borrowers.

Section 4.10 Financial Statements. The Borrowers have heretofore furnished to the Bank the corporate tax returns for years 2015 through 2017, and management-prepared financial statements for the ten month period ending October 31, 2018. The financial statements of Borrowers fairly present in all material respects the financial position of each Borrower and its consolidated subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments. There are no obligations or liabilities, contingent or otherwise, of either Borrower which are not reflected on such financial statements that are material in nature other than obligations incurred in the ordinary course of business since the date of such financial statements.

Section 4.11 Hazardous Materials.  Each Borrower is in compliance with all federal, state or local laws, ordinances, rules, regulations or policies governing Hazardous Materials and Borrowers have not used Hazardous Materials on, from, or affecting any property now owned or occupied or hereafter owned or occupied by either Borrower in any manner which violates federal, state or local laws, ordinances, rules, regulations, or policies governing the use, storage, treatment, transportation, manufacture, refinement, handling, production or disposal of Hazardous Materials.

Section 4.12 Investment Company Act.   Neither Borrower is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

Section 4.13 Security Documents. The security interests in the personal property collateral granted to the Bank pursuant to the Security Agreements and the other Security Documents (collectively, the “Collateral”) will constitute and will continue to constitute perfected security interests under the UCC or other applicable law, entitled to all of the rights, benefits and priorities provided by the UCC or other applicable law, and (ii) will be and will continue to be superior and prior to the rights of all third parties existing on the date of this Agreement or arising after the date of this Agreement whether by Lien or otherwise, to the full extent provided by law. All such action as is necessary or advisable to establish such rights of the Bank has been taken or will be taken at or prior to the time required for such purpose and there will be upon execution and delivery of the Loan Documents no necessity of any further action in order to preserve, protect and continue such rights except the filing of financing statements promptly upon Closing, the filing of continuation statements and continued possession or control by the Bank of the Collateral delivered to it as required by the UCC or other applicable law. All filing fees and other expenses in connection with each such action shall be paid by the Borrowers and the Bank shall be reimbursed by the Borrowers for any such fees and expenses incurred by the Bank.

Section 4.14 No Default or Event of Default.  No event has occurred and is continuing and no condition exists which constitutes a Default or an Event of Default.

Section 4.15 Material Contracts.  Each Material Contract of both Borrowers (a) is in full force and effect and is binding upon and enforceable against said Borrower, and, to the knowledge of the Borrowers, all other parties thereto in accordance with its terms, and (b) there exists no default under any Material Contract by either Borrower or, to the knowledge of the Borrowers, by any other party thereto which has not been fully cured or waived.

Section 4.16 Permits and Licenses.  Each Borrower has all material licenses, permits, franchises, or other governmental authorizations necessary to the ownership of its property or to the conduct of its activities, and shall obtain all such licenses, permits, franchises, or other governmental authorizations as may be required in the future to the extent that the failure to obtain them would materially and adversely affect the ability of either Borrower to conduct its activities as currently conducted, or in the future may be conducted, or the condition (financial or otherwise) of said Borrower.

Section 4.17 Compliance with Law.   Each Borrower is in compliance in all material respects with all laws, rules, regulations, orders and decrees which are applicable to said Borrower or to any of its properties.

Section 4.18 Anti-Terrorism Laws.

(a) Neither Borrowers nor an Affiliate of either Borrower is in violation of any Anti-Terrorism Law or engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

(b) Neither Borrower nor any Affiliate of either Borrower, or to their knowledge, their respective agents acting or benefiting in any capacity in connection with the Term Loan or other transactions hereunder, is any of the following (each a “Blocked Person”): (i) a Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order; (ii) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order; (iii) a Person with which the Bank is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law; (iv) a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order; (v) a Person that is named as a “specially designated national” on the most current list published by the U.S. Treasury Department Office of Foreign Asset Control at its official website or any replacement website or other replacement official publication of such list; or (vi) a Person who is affiliated or associated with a person or entity listed above.

(c) Neither Borrower, nor to the knowledge of Borrowers, any of their agents acting in any capacity in connection with the Term Loan or other transactions hereunder (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, or (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order.

Section 4.19 Disclosure.  No representation or warranty of the Borrowers contained in this Agreement, any other Loan Document, or any other document, certificate or written statement furnished to the Bank by or on behalf of the Borrowers for use in connection with the transactions contemplated by this Agreement contains any untrue statement of material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which they were made.

ARTICLE V

CONDITIONS OF LENDING

The obligation of the Bank to make the Term Loan hereunder is subject to the following conditions precedent:

Section 5.1 Term Note.  On or prior to the Closing Date the Bank shall have received the Term Note duly executed by the Borrowers.

Section 5.2 Other Loan Documents.  On or prior to the Closing Date, the Bank shall have received (i) this Agreement duly executed by the Borrowers; (ii) the Security Documents duly executed by the signatories thereto; and (iii) each other Loan Document duly executed by the signatories thereto.

Section 5.3 Supporting Documents.  The Bank shall have received on or prior to the Closing Date (i) a certificate of an Executive Officer of each Borrower and each Guarantor, dated the Closing Date and certifying (a) that attached thereto is a true and complete copy (including any amendments thereto) of its Articles of Incorporation, Articles of Organization, Bylaws, and Operating Agreement, as the case may be; (b) that attached thereto is a true and complete copy of resolutions adopted by its Board of Directors or Managers, as the case may be, authorizing the execution, delivery and performance of this Agreement and of each Loan Document to be delivered on the Closing Date to which it is a party; and (c) the incumbency and specimen signature of each of its Executive Officers executing each Loan Document and any certificates or instruments furnished pursuant hereto or thereto; and (ii) such other documents as the Bank may reasonably request.

Section 5.4 No Material Adverse Effect.  There shall not have occurred, in the sole opinion of the Bank, any Material Adverse Effect since September 30, 2018.

Section 5.5 Fees.  The Borrowers shall have paid Bank (i) all costs and expenses incurred by the Bank in connection with the negotiation, preparation and execution of the Loan Documents (including, without limitation, the fees and expenses of counsel), (ii) all fees set forth in Section 3.4, and (iii) all costs, expenses and fees incurred by Bank in connection with the transactions contemplated by the Loan Documents.

Section 5.6 Banking Relationship.  The Borrowers shall have established their primary banking relationship with the Bank, including, but not limited to, the Operating Accounts and payment and cash management relationship.

Section 5.7 Licenses. The Borrowers shall have provided the Bank with copies of all licenses and permits needed to operate the Borrowers’ businesses.

Section 5.8 Representations and Warranties.  The representations and warranties by the Borrowers pursuant to this Agreement and the other Loan Documents to which either is a party shall be true and correct in all material respects on and as of the Closing Date, with the same effect as though such representations and warranties had been made on and as of such date unless such representation is as of a specific date, in which case, as of such date.

Section 5.9 No Default.  The Borrowers shall be in compliance with all the terms and provisions set forth in this Agreement and in the other Loan Documents, and no Default or Event of Default shall have occurred and be continuing on the Closing Date or will result after giving effect to the Term Loan.

Section 5.10 Acquisition Documents. The Bank shall be satisfied, in its sole discretion, with the terms and conditions set forth in the agreements, documents, and instruments pursuant to which HUW acquired 100% of the membership interests of TVS and pursuant to which HCM2 acquired all or substantially all of the assets of PHF.

Section 5.11 Legal Opinion. The Bank shall have received and be satisfied with its review of an opinion letter from Borrowers’ outside legal counsel.

Section 5.12 Inventory Report. The Bank shall have received and be satisfied with its review of a report on the inventory of TVS and PHF.

Section 5.13 Liens. On or before the Closing Date the Borrowers shall deliver to the Bank UCC-3’s terminating all UCC-1 financing statements filed against the assets of Borrowers of Guarantors evidencing Liens.

Section 5.14 Other Information, Documentation.  The Bank shall receive such other and further information and documentation as it may reasonably require provided reasonable advance notice is provided to Borrowers.

ARTICLE VI

AFFIRMATIVE COVENANTS

Until the principal of and interest on the Term Loan and all fees payable hereunder shall have been paid in full, Borrowers jointly and severally covenant and agree with the Bank as follows:

Section 6.1 Existence, Properties, etc.  Each Borrower will do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence, rights and franchises and comply with all laws applicable to it; at all times maintain, preserve and protect all franchises and trade names and preserve all of its property used or useful in the conduct of its business and keep the same in good repair, working order and condition, and from time to time make, or cause to be made, all needful and proper repairs, renewals, replacements, betterments and improvements thereto so that the business carried on in connection therewith may be properly and advantageously conducted at all times; at all times keep its insurable properties adequately insured and maintain (a) insurance to such extent and against such risks, including fire, as is customary with companies in the same or similar businesses, (b) workmen’s compensation insurance in the amount required by applicable law, (c) public liability insurance, which shall include product liability insurance, in the amount customary with companies in the same or similar business against claims for personal injury or death on properties owned, occupied or controlled by it, (d) such other insurance as may be required by law or as may be reasonably required by the Bank.  Each such policy of insurance of the Borrower shall name the Bank as mortgagee, loss payee and additional insured, as applicable, and shall provide for at least thirty (30) days’ prior written notice to the Bank of any modification or cancellation of such policies.  The Borrower shall provide to the Bank promptly upon receipt thereof evidence of the annual renewal of each such policy.

Section 6.2 Payment of Indebtedness, Taxes, etc.

(a) Each Borrower will pay all of their Indebtedness and obligations, now existing or hereafter arising as and when due and payable, except where (i) the validity, amount, or timing thereof is being contested in good faith and by appropriate proceedings, which proceedings shall include good faith negotiations, (ii) the Borrower has set aside on its books adequate reserves with respect thereto in accordance with Generally Accepted Accounting Principles, and (iii) the failure to make such payment pending such contest could not reasonably be expected to have a Material Adverse Effect; provided that the Borrower will pay or cause to be paid all such indebtedness and obligations upon the commencement of proceedings to foreclose any lien which has attached as security therefore or, in the alternative, file a bond or other undertaking sufficient to discharge such lien (with the prior written consent of, and on terms and conditions satisfactory to, the Bank).

(b) Each Borrower will pay and discharge or cause to be paid and discharged promptly all taxes, assessments and government charges or levies imposed upon it or upon its income and profits, or upon any of its property, real, personal or mixed, or upon any part thereof, before the same shall become in default, as well as all lawful claims for labor, materials and supplies or otherwise which, if unpaid, might become a lien or charge upon such properties or any part thereof; provided, however, that a Borrower shall not be required to pay and discharge or cause to be paid and discharged any such tax, assessment, charge, levy or claim so long as the validity thereof shall be contested in good faith by appropriate proceedings, and Borrower shall have set aside on its books adequate reserves determined in accordance with Generally Accepted Accounting Principles with respect to any such tax, assessment, charge, levy or claim so contested; and further, provided that, subject to the foregoing provisos, each Borrower will pay or cause to be paid all such taxes, assessments, charges, levies or claims upon the commencement of proceedings to foreclose any lien which has attached as security therefore or, in the alternative, file a bond or other undertaking sufficient to discharge such lien (with the prior written consent of, and on terms and conditions satisfactory to, the Bank).

Section 6.3 Financial Statements, Tax Returns, Reports, etc.:   Borrowers will furnish to the Bank:

(a) beginning June 30, 2019, as soon as available and in any event within thirty (30) days of each June 30th and December 31st, the management prepared consolidated and consolidating financial statements of Borrowers which shall include the consolidated and consolidating balance sheet of the Borrowers as of six months ended June 30th or the twelve months ended December 31st, as the case may be, together with the consolidated and consolidating statements of income, cash flow and retained earnings for the Borrowers for such six or twelve month period, as the case may be, plus a location by location comparison beginning June 30, 2019, prepared in accordance with Generally Accepted Accounting Principles consistently applied and setting forth in each case in comparative form the respective figures for the previous fiscal year;

(b) beginning December 31, 2018, as soon as available and in any event within one hundred twenty (120) days of fiscal year end, the SEC Form 10-K for HCMC or the audited consolidated and consolidating financial statements of HCMC which shall include the consolidated and consolidating balance sheet of the HCMC as of fiscal year then ended together with the consolidated and consolidating statements of income, cash flow and retained earnings for HCMC for such year period; and

(c) promptly, from time to time, such other information regarding the operations, business affairs and condition, financial or otherwise, of the Borrowers as the Bank may reasonably request.

Section 6.4  Access to Premises and Records.   The Borrowers will maintain financial records in accordance with Generally Accepted Accounting Principles and permit representatives of the Bank to have access during normal business hours to its premises upon request, to inspect the premises, and to examine and make excerpts from the minute books, books of accounts, reports and other records and to discuss the affairs, finances and accounts of each Borrower with its Executive Officers or with its independent accountants.

Section 6.5 Notice of Adverse Change.  The Borrowers will promptly notify the Bank in writing of (a) any change in the business or the operations which, in the good faith judgment of Borrowers, could reasonably be expected to have a Material Adverse Effect disclosing the nature thereof, and (b) any information which indicates that any financial statements which are the subject of any representation contained in this Agreement, or which are furnished to the Bank pursuant to this Agreement, fail, in any material respect, to present fairly the financial condition and results of operations purported to be presented therein, disclosing the nature thereof.

Section 6.6 Notice of Default.  The Borrowers will promptly notify the Bank of any Default or Event of Default which shall have occurred, which notice shall include a written statement as to such occurrence, specifying the nature thereof and the action which is proposed to be taken with respect thereto.

Section 6.7 Notice of Litigation.  The Borrowers will give the Bank prompt written notice of any action, suit or proceeding at law or in equity or by or before any Governmental Authority (not previously disclosed to the Bank on or before the Closing Date) which, if adversely determined against either Borrower on the basis of the allegations and information set forth in the complaint or other notice of such action, suit or proceeding, or in the amendments thereof, if any, could reasonably be expected to either (a) have a Material Adverse Effect; or (b) result in a judgment in excess of One Hundred Fifty Thousand Dollars ($150,000).

Section 6.8 Compliance with Applicable Laws and Rules.  The Borrowers will comply in all material respects with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority.

Section 6.9 Default in Other Agreements.  The Borrower will promptly notify the Bank of any default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which Borrower is a party which could reasonably be expected to have a Material Adverse Effect.

Section 6.10 Banking Relationship.  The Borrowers will maintain their primary operating account, depository account, and payment and cash management relationship with the Bank.

Section 6.11 Preservation of Business. The Borrowers will keep their business and properties intact in all material respects, including its present operations, physical facilities, working conditions, and relationships with suppliers and clients.

Section 6.12 Recording of Documents/Instruments. In connection with the execution of the Security Agreements, each Borrower hereby authorizes the Bank to execute, and deliver and file and record (and upon expiration of any such statements, refile and rerecord) all financing statements, notices of security interest, in such manner, at such time or times and in such place or places as required by applicable law or as may be requested by the Bank in order to cause the Liens granted under the Security Documents or any other Loan Document to be at all times valid, perfected and enforceable against the Borrowers and all third parties. Each Borrower irrevocably appoints the Bank as its agent and attorney to execute any such financing statements or other instruments described above in their name(s) or, if applicable, to file any such financing statements or other instruments described above without Borrower’s signature.

Section 6.13 Further Assurances.  Upon the request of the Bank from time to time, the Borrowers shall, at their expense, duly execute and deliver, or cause to be duly executed and delivered, such further agreements, documents and instruments, and do or cause to be done such further acts as may be reasonably necessary or proper to evidence, perfect, maintain and enforce the security interests and the priority thereof in the Collateral and to otherwise effectuate the provisions or purposes of this Agreement or any of the other Loan Documents.

ARTICLE VII

NEGATIVE COVENANTS

Until the principal of and interest on the Term Loan and all fees payable hereunder shall have been paid in full, Borrowers jointly and severally covenant and agree with the Bank that neither Borrower:

Section 7.1. Liens. Incur, create, assume or suffer to exist any Lien on any of the Collateral without Bank’s prior written consent.

Section 7.2 Indebtedness.  Incur, create, assume or suffer to exist or otherwise become liable with respect any Indebtedness other than Indebtedness to the Bank and any of its Affiliates, including renewals and extensions thereof. The allowable Indebtedness must be unsecured or secured only with specific liens on the purchased equipment.

Section 7.3 Guaranties.   Guarantee, endorse, become surety for, or otherwise in any way become or be responsible for the Indebtedness or obligations of any Person, whether by agreement to maintain working capital or equity capital or otherwise maintain the net worth or solvency of any Person or by agreement to purchase the Indebtedness of any other Person, or agreement for the furnishing of funds, directly or indirectly, through the purchase of goods, supplies or services for the purpose of discharging the Indebtedness of any other Person or otherwise, or enter into or be a party to any contract for the purchase of merchandise, materials, supplies or other property if such contract provides that payment for such merchandise, materials, supplies or other property shall be made regardless of whether delivery of such merchandise, supplies or other property is ever made or tendered.

Section 7.4 Sale of Assets.  Sell, assign, lease, transfer or otherwise dispose of any of its now owned or hereafter acquired properties and assets, whether or not pursuant to an order of a federal agency or commission or other Governmental Authority, except for (a) the sale of inventory disposed of in the ordinary course of business and (b) the sale or other disposition of properties or assets no longer used or useful in the conduct of its businesses.

Section 7.5 Sales of Term Note.  Sell, transfer, discount or otherwise dispose of Term Note without the prior written consent of Bank.

Section 7.6 Nature of Business.  Materially change or alter the nature of its business, taken as a whole, from the nature of the business engaged in by it on the date hereof.

Section 7.7 Federal Reserve Regulations.  Permit the proceeds of the Term Loan to be used for any purpose which violates or is inconsistent with the provisions of Regulations T, U or X of the Board of Governors of the Federal Reserve System.

Section 7.8 Accounting Policies and Procedures; Tax Status.  (a) Permit any change in the accounting policies and procedures of the Borrower, including a change in fiscal year, without the prior written consent of the Bank, or (b) permit any change or take any action to change its tax status.

Section 7.9 Limitations on Fundamental Changes.  Merge or consolidate with, or sell, assign, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now or hereafter acquired) to any Person, or, liquidate, wind up or dissolve or suffer any liquidation or dissolution, or have a Change of Control of any Borrower.

Section 7.10 Transactions with Affiliates.  Enter into any transaction, including, without limitation, the purchase, sale, or exchange of property or the rendering of any service, with any Affiliate, except in the ordinary course of and pursuant to the reasonable requirements of the Borrower’s business and upon fair and reasonable terms no less favorable to the Borrower than it would obtain in a comparable arms-length transaction with a Person not an Affiliate.

Section 7.12 Impairment of Security Interest.  Take or omit to take any action which might or would have the result of effecting or impairing the security interest in any property subject to a security interest in favor of the Bank and Borrower shall not grant to any person any interest whatsoever in any property subject to a security interest in favor of the Bank.

Section 7.13 Anti-Terrorism Laws. Each Borrower and its Affiliates and agents shall not (a) conduct any business or engage in any transaction or dealing with any Blocked Person, including making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, (b) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order; or (c) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in the Executive Order, the USA Patriot Act or any other Anti-Terrorism Law. Each Borrower shall deliver to the Bank any certification or other evidence requested from time to time by the Bank in its sole discretion, confirming the Borrower’s compliance with this Section.

Section 7.14 Minimum Debt Service Coverage Ratio. Permit Borrowers’ consolidated Debt Service Coverage Ratio to be less than 1.25, as tested semi-annually on June 30th and December 31st, on a trailing six (6) month basis with respect to the initial test as of June 30, 2019, and thereafter on a trailing twelve (12) month basis. The testing will be performed using Borrowers’ financial statements provided to the Bank pursuant to Section 6.3(a).

ARTICLE VIII

EVENTS OF DEFAULT

Section 8.1  Events of Default.  In the case of the happening of any of the following events (each an “Event of Default”):

(a) failure by the Borrowers to pay the principal of or any interest on the Terms Loan within three (3) Business Days of when said payment is due and payable or any fees or other amounts payable under this Agreement or any other Loan Document;

(b) failure by the Borrowers to observe or perform any covenant, condition or agreement of Borrowers to be observed or performed pursuant to this Agreement or any other Loan Document (other than those specified in clause (a) of this Section 8.1) and the expiration of fifteen (15) days after notice from Bank to Borrowers without cure;

(c) any representation or warranty made or deemed made in this Agreement or any other Loan Document shall prove to be false or misleading in any material respect when made or given or when deemed made or given;

(d) any material report, certificate, financial statement or other instrument furnished in connection with this Agreement or any other Loan Document or the borrowings hereunder, shall prove to be false or misleading in any material respect when made or given or when deemed made or given;

(e) default in the performance or compliance in respect of any agreement or condition relating to (i) any Indebtedness of the Borrowers in excess of Fifty Thousand Dollars ($50,000) (other than as described in clause (ii) below), individually or in the aggregate, if the effect of such default is to accelerate the maturity of such Indebtedness or to permit the holder or obligee thereof (or a trustee on behalf of such holder or obligee) to cause such Indebtedness to become due prior to the stated maturity thereof, (ii) any Indebtedness of the Borrowers or their Affiliates owing to the Bank or any Bank Affiliate (other than the Term Loan);

(f) Either Borrower shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code or any other federal or state bankruptcy, insolvency or similar law, (ii) consent to the institution of, or fail to controvert in a timely and appropriate manner, any such proceeding or the filing of any such petition, (iii) apply for or consent to the employment of a receiver, trustee, custodian, or similar official for itself or for a substantial part of its property; (iv) file an answer admitting the material allegations of a petition filed against it in such proceeding, (v) make a general assignment for the benefit of creditors, (vi) take corporate action for the purpose of effecting any of the foregoing, (vii) become unable or admit in writing its inability or fail generally to pay its debts as they become due, or (viii) take corporate action for the purpose of effecting any of the foregoing;

(g) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of either Borrower or of a substantial part of its property, under Title 11 of the United States Code or any other federal or state bankruptcy insolvency or similar law, (ii) the appointment of a receiver, trustee, custodian, or similar official for either Borrower or for a substantial part of its property, or (iii) the winding-up or liquidation of either Borrower and such proceeding or petition shall continue undismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall continue unstayed and in effect for sixty (60) days;

(h) One or more orders, judgments or decrees for the payment of money in excess of One Hundred Thousand Dollars ($100,000) in the aggregate shall be rendered against Borrowers and the same shall not have been paid in accordance with such judgment, order or decree and either (i) an enforcement proceeding shall have been commenced by any creditor upon such judgment, order or decree, or (ii) there shall have been a period of thirty (30) days during which a stay of enforcement of such judgment order or decree, by reason of pending appeal or otherwise, was not in effect;

(i) any Loan Document or any material provision thereof shall for any reason cease to be in full force and effect in accordance with its terms or either Borrower shall so assert in writing;

(j) any of the Liens purported to be granted pursuant to any Security Document shall cease for any reason to be legal, valid and enforceable liens on the collateral purported to be covered thereby or shall cease to have the priority purported to be created thereby, unless such Lien has been released by the Bank in accordance with the terms and conditions hereof;

(k) any Guaranty shall fail to remain in full force or effect or any action shall be taken to discontinue or to assert the invalidity or unenforceability of a Guaranty, or any Guarantor shall fail to comply with any of the terms or provisions of the Guaranty to which it is a party; or

(l) a “Default” or “Event of Default” (as defined in the RLOC Credit Agreement) shall occur under the RLOC Credit Agreement;

then, during the continuance of any such event, the Bank may, in its sole discretion, without further notice to the Borrowers, take any or all of the following actions, at the same or different times, (1) (a) terminate the Term Loan and (b) declare (i) the Term Note, both as to principal and interest, and (ii) all other Obligations, to be forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, anything contained herein, in the Term Note, or in the other Loan Documents to the contrary notwithstanding; (2) exercise any or all of the rights and remedies afforded to the Bank by the Uniform Commercial Code or the Loan Documents or otherwise possessed by the Bank; provided, however, that if an event specified in Section 8.1(f) or (g) shall have occurred, the Term Loan shall automatically terminate and interest, principal and amounts referred to in the preceding clauses (i) and (ii) shall be immediately due and payable without presentment, demand, protest, or other notice of any kind, all of which are expressly waived, anything contained herein or in the Term Note to the contrary notwithstanding.

ARTICLE IX

MISCELLANEOUS

Section 9.1  Notices.  Any notice shall be in writing and shall be conclusively deemed to have been received by a party hereto and to be effective on the day on which delivered to such party at the address set forth below, or, in the case of telecopy notice, when acknowledged as received, or if sent by registered or certified mail, on the third Business Day after the day on which mailed in the United States, addressed to such party at said address, or if sent by email, when actually received:

(a)	if to the Bank, at

Professional Bank

5100 PGA Boulevard, Suite 101

Palm Beach Gardens, FL 33418

Attention: J. Michael Woody, Jr., Executive Vice President

Email: MWoody@probankfl.com

With copies to:

Dickinson Wright PLLC

350 East Las Olas Boulevard, Suite 1750

Fort Lauderdale, Florida 33301

Attention: Clint J. Gage

Email: cgage@dickinsonwright.com

Facsimile: 844-670-6009

(b)	if to the Borrowers, at

Healthy Choice Markets 2, LLC and The Vitamin Store, LLC

c/o Healthier Choices Management Corp.

3800 N. 28th Way, #1

Hollywood, Florida 33020

Attention: Jeffrey E. Holman, CEO

Email: jholman@hcmc1.com

With copies to:

Cozen O’Connor

Southeast Financial Center

200 South Biscayne Blvd., 30th Floor

Miami, Florida 33131

Attention: Martin Schrier, Esq.

Email: mschrier@cozen.com

as to each such party at such other address as such party shall have designated to the other in a written notice complying as to delivery with the provisions of this Section 9.1.

Section 9.2 Effectiveness; Survival of Agreement.  This Agreement shall become effective on the date on which all parties hereto shall have signed a counterpart copy hereof and shall have delivered the same to the Bank.  All covenants, agreements, representations and warranties made herein and in the other Loan Documents and in the certificates delivered pursuant hereto or thereto shall survive the making by the Bank of the Term Loan herein contemplated and the execution and delivery to the Bank of the Term Note evidencing the Term Loan and shall continue in full force and effect so long as the Term Note is outstanding and unpaid.  Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such party; and all covenants, promises and agreements by or on behalf of the Borrowers which are contained in this Agreement shall bind and inure to the benefit of the respective successors and assigns of the Bank.  The Borrowers may not assign or transfer any of their interest under this Agreement, the Term Note, or any other Loan Document without the prior written consent of the Bank.  The obligations of the Borrowers pursuant to Section 3.6, Section 3.7, Section 3.9, Section 9.3 and Section 9.10 shall survive termination of this Agreement and payment of the Obligations.

Section 9.3 Expenses of the Bank.  Each Borrower agrees (a) to jointly and severally indemnify, defend and hold harmless the Bank and its officers, directors, employees, agents, advisors and affiliates (each, an “indemnified person”) from and against any and all losses, claims, damages, liabilities or judgments to which any such indemnified person may be subject and arising out of or in connection with the Loan Documents, the financings contemplated hereby, the use of any proceeds of such financings or any related transaction or any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any of such indemnified persons is a party thereto, and to reimburse each of such indemnified persons upon demand for any expenses, including reasonable legal fees, incurred in connection with the investigation or defending any of the foregoing; provided that the foregoing indemnity will not, as to any indemnified person, apply to losses, claims, damages, liabilities, judgments or related expenses to the extent arising from the willful misconduct or gross negligence of such indemnified person; and (b) to reimburse the Bank from time to time, upon demand, all out-of-pocket expenses (including reasonable expenses of its due diligence investigation, along with disbursements and reasonable fees of counsel and the allocated costs of internal counsel) incurred in connection with the financings contemplated under this Agreement, the preparation, execution and delivery of this  Agreement and the other Loan Documents, any amendments and waivers hereof or thereof, the security arrangements contemplated thereby and the enforcement thereof.

Section 9.4 No Waiver of Rights by the Bank.  Neither any failure nor any delay on the part of the Bank in exercising any right, power or privilege hereunder or under the Term Note or any other Loan Document shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise of any other right, power or privilege.

Section 9.5 Submission to Jurisdiction; Jury Waiver.  EACH BORROWER HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT IN THE STATE OF FLORIDA, COUNTY OF BROWARD, IN ANY ACTION, SUIT OR PROCEEDING BROUGHT AGAINST IT AND RELATED TO OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, AND TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH BORROWER HEREBY WAIVES AND AGREES NOT TO ASSERT BY WAY OF MOTION, AS A DEFENSE OR OTHERWISE, IN ANY SUCH SUIT, ACTION OR PROCEEDING ANY CLAIM THAT IT IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF SUCH COURTS, THAT THE SUIT, ACTION OR PROCEEDING IS BROUGHT IN AN INCONVENIENT FORUM, THAT THE VENUE OF THE SUIT, ACTION OR PROCEEDING IS IMPROPER, OR THAT THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR ANY OTHER DOCUMENT OR INSTRUMENT REFERRED TO HEREIN OR THEREIN WHERE THE SUBJECT MATTER THEREOF MAY NOT BE LITIGATED IN OR BY SUCH COURTS.  TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH BORROWER AGREES NOT TO  SEEK AND HEREBY WAIVE THE RIGHT TO ANY REVIEW OF THE JUDGMENT OF ANY SUCH COURT BY ANY COURT OF ANY OTHER NATION OR JURISDICTION WHICH MAY BE CALLED UPON TO GRANT AN ENFORCEMENT OF SUCH JUDGMENT AND.  THE BORROWERS AGREE THAT SERVICE OF PROCESS MAY BE MADE UPON THEM BY CERTIFIED OR REGISTERED MAIL TO THE ADDRESS FOR NOTICES SET FORTH IN THIS AGREEMENT OR ANY METHOD AUTHORIZED BY THE LAWS OF FLORIDA.  EACH PARTY HERETO WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, THE TERM NOTE OR ANY OTHER LOAN DOCUMENT.

Section 9.6  Extension of Maturity.  Except as otherwise expressly provided herein, whenever a payment to be made hereunder shall fall due and payable on any day other than a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall be included in computing interest.

Section 9.7 Modification of Agreement.  No modification, amendment or waiver of any provision of this Agreement, the Term Note or any other Loan Document, nor consent to any departure by the Borrowers therefrom shall in any event be effective unless the same shall be in writing and signed by the Bank and the Borrowers, as the case may be, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  No notice to or demand on the Borrowers in any case shall entitle the Borrowers to any other or further notice or demand in the same, similar or other circumstance unless required by the terms of this Agreement.

Section 9.8 Severability.  In case any one or more of the provisions contained in this Agreement, the Term Note or in any other Loan Document should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby.

Section 9.9 Sale of Participations; Assignments.  The Bank reserves the right to sell participations in or to sell and assign its rights, duties or obligations with respect to the Term Loan to such banks, lending institutions or other parties as it may choose and without the consent of the Borrowers, provided that the Bank shall notify the Borrowers promptly following such participation or assignment.  The Bank may furnish any information concerning the Borrowers in its possession from time to time to any assignee or participant (or proposed assignee or participant), provided that the Bank shall notify any such assignee or participant (or proposed assignee or participant) in connection with any contemplated participation in, or assignment of, the Term Loan, that such information is confidential and shall obtain an agreement from such transferee or participant requiring that such transferee or participant treat such information as confidential and use commercially reasonable efforts to maintain the confidentiality of same.

Section 9.10 Reinstatement; Certain Payments.  If claim is ever made upon the Bank for repayment or recovery of any amount or amounts received by the Bank in payment or on account of any of the Obligations under this Agreement, the Bank shall give prompt notice of such claim to the Borrowers, and if the Bank repays all or part of said amount by reason of (a) any judgment, decree or order of any court or administrative body having jurisdiction over the Bank or any of its property, or (b) any settlement or compromise of any such claim effected by the Bank with any such claimant, then and in such event the Borrowers agree that any such judgment, decree, order, settlement or compromise shall be binding upon such Borrowers notwithstanding the cancellation of the Term Note or other instrument evidencing the Obligations under this Agreement or the termination of this Agreement, and the Borrowers shall be and remain liable to the Bank hereunder for the amount so repaid or recovered to the same extent as if such amount had never originally been received by the Bank.

Section 9.11 Right of Setoff.  If an Event of Default shall have occurred and be continuing, the Bank and each other Affiliate of the Bank are each hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Bank to or for the credit or the account of the Borrowers against any and all the Obligations.  The rights of the Bank under this Section 9.11 are in addition to other rights and remedies (including, without limitation, other rights of setoff) which the Bank may have.

Section 9.12  Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall constitute an original, but all of which, taken together, shall constitute one and the same instrument.

Section 9.13 Headings.  Section headings used herein are for convenience of reference only and are not to affect the construction of or be taken into consideration in interpreting this Agreement.

Section 9.14 Construction.  This Agreement is the result of negotiations between, and has been reviewed by, the Borrowers and the Bank and their respective counsel.  Accordingly, this Agreement shall be deemed to be the product of each party hereto, and no ambiguity shall be construed in favor of or against either the Borrowers or the Bank.

Section 9.15 USA PATRIOT Act; Anti-Money Laundering Legislation. Each Borrower acknowledges that, pursuant to the USA Patriot Act, and other applicable anti-money laundering, anti-terrorist financing, government sanction and “know your client” laws, whether within the United States or elsewhere (collectively, including any guidelines or orders thereunder, “AML Legislation”), the Bank may be required to obtain, verify and record information regarding Borrowers, their respective directors, authorized signing officers, direct or indirect shareholders or other Persons in control of each Borrower, and the transactions contemplated hereby. Borrowers shall promptly provide all such information, including supporting documentation and other evidence, as may be reasonably requested by the Bank, or any prospective assign or participant of the Bank, in order to comply with any applicable AML Legislation, whether now or hereafter in existence.

Section 9.16 Choice of Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Florida without giving effect to principles of conflict or choice of laws.

[SIGNATURES ON FOLLOWING PAGES]

IN WITNESS WHEREOF, the Borrowers and the Bank have caused this Agreement to be duly executed by their duly authorized officers, as of the day and year first above written.

PROFESSIONAL BANK

By:	/s/ J. Michael Woody, Jr.
Name:	J. Michael Woody, Jr.
Title:	Executive Vice President

HEALTHY CHOICE MARKETS 2, LLC

By:	/s/ Christopher Santi
Name:	Christopher Santi
Title:	President

THE VITAMIN STORE, LLC

By:	/s/ Christopher Santi
Name:	Christopher Santi
Title:	President